Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2025 relating to the financial statements of Sagimet Biosciences Inc. appearing in the Annual Report on Form 10-K of Sagimet Biosciences Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Francisco, California

March 12, 2025